EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END RESULTS

DISCUSSES MARKETING PROGRAMS IN CTIA SHOW

New York, NY - March 14, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the fourth quarter and year-ended December 31, 2005. For the quarter ended December 31, 2005, the net loss attributable to common stockholders was $5,242,000, or $.19 per share, based on 27,710,059 weighted average shares, compared to a net loss attributable to common stockholders of $6,296,000, or $.24 per share, based on 26,335,126 weighted average shares, for the quarter ended December 31, 2004. For the year ended December 31, 2005, the net loss attributable to common stockholders was $18,550,000, or $.68 per share, based on 27,423,568 weighted average shares, compared to a net loss attributable to common stockholders of $17,728,000, or $.68 per share, based on 26,142,150 weighted average shares for the year ended December 31, 2004. During both the quarter and year ended December 31, 2005, interest expense increased due to the Company’s issuance of its convertible notes and capital expenditures increased as the Company completed the move of its Israel-based operations to larger quarters and continued to advance on its program for production of its fuel cell Power Packs, including building semi automated production capability at its facilities in Israel and starting to construct its fully automated high volume production line to be located in Ireland.

“In reviewing the last quarter and year end results,” said Robert K. Lifton, Chairman and CEO of Medis Technologies, “there are two areas of particular note. The first is that cash used in operating activities for the fourth quarter, even after interest payments, amounted to $4.3 million, on the low side of our expectations. Even while we are gearing up our production capabilities, we are trying to keep a tight lid on expenditures.

The second area of note is our financial position. As of December 31, 2005, even after the capital expenditures already paid out, cash and cash equivalents and short-term investments equaled about $48.8 million. Assuming the exercise of in-the-money options and warrants expiring during 2006 and 2007, the total comes to approximately $66 million. We consider this amount adequate to carry out the program for building the high volume fully automated line and related lines for fuel, electrode framing and other materials (which are usable for a number of additional high volume lines) as well as operating costs and interest payments on our convertible notes to well into 2007, by which time we anticipate income from sales off our high volume line.

An important focus of our present work is on building market demand for the Power Packs planned to come off the high volume line. We have already discussed our program for testing Power Packs produced on our semi automated line and for delivering Power Packs to potential customers for trial programs, scheduled to start at the end of this June and delivery of products to our distributors for selected retail stores, scheduled to start in September of this year. Let me mention some other activities geared to building market demand: We have begun a program aimed at connecting with large companies using mobile devices in the enterprise market so that we can provide a complimentary sample of our

Medis Technologies Ltd. March 14, 2006	Page 2

Power Pack to the CTO or CIO office of that company. It is a real eye-opener to see how extensive the lists are of companies in the enterprise market already using Smart Phones and related devices with Windows 5.0 or Symbian software. This is not surprising in view of the intense efforts announced by Microsoft and others to expand use of Smart Phones both in the enterprise market and with general consumers, as well. Steve Ballmer, CEO of Microsoft, recently predicted that within a few years the price of Smart Phones will drop to $100, which should result in very broad use of Smart Phones with Mobile 5.0. This reflects the strong desire expressed by consumers for cell phone access to high-speed data shown in a recent survey. It is gratifying that another expressed desire in that survey is for longer battery life.

In this connection, our team will be at the CTIA Show in Las Vegas starting on April 4th, where, in addition to having our own Power Pack booth, we will be hosting two events at the Smart Phone Summit to be held at the Smart Phone Mobility Pavilion, which is dedicated to Smart Phone Enterprise Solutions and sponsored by Symbian. At the Smart Phone Summit we will have a program for providing qualified representatives of major OEM Smart Phone device manufacturers, operating system (O/S) providers as well as IT professionals in the enterprise and user market with the opportunity to get a Power Pack for their own use, by filling out a form that provides us with key information about the devices they use, the connectors required and like information that will help us understand those companies’ power requirements.

In parallel to the Smart Phone program, at the CTIA we are also joining with Billboard, a key player in the entertainment business, in a program aimed at connecting us to over 1,000 leaders from the mobile, entertainment, technology and digital content industries expected to be at MECCA 2006 (the Mobile Entertainment, Content, Commerce & Applications Conference.) We plan to present a Power Pack program which will feature a Power Pack carrying case bearing the logo of both Medis and Billboard MECCA which carries inside a certificate in the shape of a Power Pack entitling a qualified holder to receive a complimentary Power Pack when they are available.

Further extending our outreach, we have become members in the Mobile Enterprise Alliance (MEA), a global advocacy group that promotes the business benefits of workforce mobility to enterprise IT managers and decision makers. Founded by leading mobility companies including Inmarsat, Intel, Telefonica and Vodafone, the MEA reports that it currently represents more than 1,400 enterprise IT managers in 37 countries with purchasing responsibility for over 10 million mobile workers. For more information about the MEA, one can visit www.mobileenterprise.org.

This month we constructed a new web site of our own - MyPowerToday.com, dedicated to the subject of mobile device power, including up to date news on topics of mobile devices, convergence, power issues and other related matters. Our aim is to make it the premier website dedicated to current news generally concerning convergent devices and aggregating up to date material from all over the world that relates to the topic. We expect it to help connect the Medis Power Pack with mobile operators, OEMs, enterprise market customers and general consumers. We think interested parties will find it a very rewarding site to learn what is happening in the fast changing mobile device world.

Finally, I’d like to provide updated information on the status of our plans for the CellScan System and Cell Kinetics, Ltd., the company that will carry on the CellScan business. As related in our release on January 12, 2006 about the CellScan, we are moving forward on a number of fronts. First, on the advice from one of the senior medical figures in the world of cancer research, we are adding new capabilities to our CellScan system that are expected to make it a highly desired system for research centers across the globe dealing, among other subjects, with cancer stem cells and with drug development. With these additions, we believe it will compare favorably with the cytometer systems now widely used by large numbers of research centers. Second, working with our FDA attorneys, we are getting ready to present to the FDA our proposed program for 510K instrumentation certification. At the same time, we have begun interviewing potential CEO’s for Cell Kinetics Ltd. and have had discussions with investment banking institutions about potential financing programs for Cell Kinetics, separate from Medis. As we have indicated, our target is to have these elements come

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together by the end of this year so that we can find ways to create value for Medis shareholders. In that connection, at last week’s meeting, our Board of Directors decided to explore, among other alternatives, the possibility of establishing a “Shareholder Loyalty Program” along the lines that were so attractive to our shareholders previously in our Company’s history. We will continue to keep you updated.”

Management will also conduct a conference call on Tuesday, March 14, 2006 at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 888-743-9491 (Domestic) or 706-679-0886 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference code #6212565. A recorded replay of the call will be available until 5:00 p.m. Eastern Time on Friday, March 31, 2006. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code #6212565 for the replay.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “anticipates,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in an Annual Report, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd. March 14, 2006	Page 4

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS December 31, 2005 (In thousands, except per share amounts) (See notes below)

Statements of	Three Months	Three Months	Year	Year
Operations Data	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2004	2005	2004	2005

	(Unaudited)	(Unaudited)

Revenues	$—	$425	$—	$425
Cost of revenues	—	262	—	262
Gross profit	—	163	—	163

R&D costs, net	3,397	3,168	9,799	12,144
SG&A expenses	1,479	1,725	5,829	5,720
Amortization of intangible assets	52	52	208	208
Operating loss	(4,928)	(4,782)	(15,836)	(17,909)
Other income (expenses), net	27	(460)	174	(641)
Net loss	(4,901)	(5,242)	(15,662)	(18,550)
Value of warrants issued or extended	(1,395)	—	(2,066)	—
Net loss attributable to common stockholders	$(6,296)	$(5,242)	$(17,728)	$(18,550)
Net loss per share - basic and diluted	$(.24)	$(.19)	$(.68)	$(.68)

Weighted-average common shares used in computing basic and diluted net loss per share	26,335	27,710	26,142	27,424

	December 31,	December 31,
Selected Balance Sheet Data	2004	2005

Cash and cash equivalents	$15,758	$35,295
Short-term investments	—	13,500
Working capital	12,721	46,401
Property and equipment, net	3,493	7,475
Debt issuance costs, net	—	2,928
Goodwill and intangible assets, net	58,877	58,669
Total assets	79,773	120,400
Convertible Senior Notes, net	—	48,760
Other long-term liabilities	2,386	2,339
Stockholders’ equity	73,863	65,377

Medis Technologies Ltd. March 14, 2006	Page 5

NOTES

In July and August 2005, the Company issued $49,000,000 aggregate principal amount of 6% Senior Convertible Notes due 2010 in a private placement, less issuance costs aggregating approximately $3,159,000. Interest on such notes is payable quarterly. The notes were issued at par. The notes will not have the benefit of any sinking fund and are convertible prior to maturity or redemption into shares of our common stock at a conversion rate of 57.8035 shares per $1,000 principal amount of notes (or an initial conversion price of $17.30 per share). The notes are callable by the Company after two years if the closing price of our stock for at least 20 trading days within a period of 30 consecutive trading days immediately prior to the notification date of such redemption exceeds $27.68, subject to adjustment. Of the total $49,000,000 aggregate principal amount of notes issued, $7,000,000 aggregate principal amount of notes were issued pursuant to the exercise of a 30-day option that was granted to the underwriters in connection with the issuance of the first $38,000,000 aggregate principal amount of notes. The remaining $4,000,000 aggregate principal amount of notes were issued and sold directly to a group of affiliated investors in a private placement.

Financial information included in the Summary of Results has been derived from the Company’s consolidated financial statements as of December 31, 2004 and 2005 and from unaudited quarterly financial data.

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